SANDLER                                                INVESTMENT BANKING GROUP

O'NEILL

+ PARTNERS




                                February 9, 2007


Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C.  20549

           Re:      TFS Financial Corporation
                    Registration Statement No. 333-139295
                    -------------------------------------

Ladies and Gentlemen:

     In accordance with Rule 461 of the Rules and Regulations of the Securities and Exchange Commission promulgated under the Securities Act of 1933, as amended, we hereby join TFS Financial Corporation (the "Company") in requesting that the Company's above-referenced registration statement on Form S-1 (the "Registration Statement") be declared effective on Monday, February 12, 2007, at 10:00 a.m. Eastern time, or as soon thereafter as is practicable.

                                          Very truly yours,

                                          SANDLER O'NEILL & PARTNERS, L.P.

                                          By:  Sandler O'Neill & Partners Corp.,
                                               the sole general partner


                                          By:  /s/ Christopher S. Hooper
                                               ---------------------------------
                                               Christopher S. Hooper
                                               Authorized Signatory








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